Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 10, 2011	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS INCREASED NET SALES AND NET INCOME
FOR THE QUARTER ENDED MARCH 31, 2011

NEW YORK, NEW YORK May 10, 2011 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported increased net sales and net income for the Company's first quarter ended March 31, 2011.

Net sales during the quarter ended March 31, 2011 increased 1.7% to $26,084,000 compared to $25,655,000 for the corresponding period in 2010.  The increase was mainly due to higher net sales of small leather goods merchandise, offset in part by decreases in men’s jewelry and belts.  Net income for the quarter was $32,000 compared to a net loss of $457,000 for the corresponding period last year.

Income before income taxes for the quarter ended March 31, 2011 was $34,000 compared to a loss before income taxes during last year’s comparable quarter of $1,639,000. Last year’s results reflect a pretax charge of $1,492,000 recorded to cost of sales in connection with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s fashion belts and accessories. Without giving effect to this charge, our loss before income taxes for the quarter ended March 31, 2010 would have been $1,492.000 lower than reported. Last year’s first quarter results also include an income tax benefit recorded in connection with a refund received by the Company as a result of a state income tax audit completed during that period. This refund increased the benefit for income taxes and reduced the Company’s net loss by $538,000 for the quarter ended March 31, 2010.

Gross profit during the quarter of $8,229,000 increased by $1,456,000 or 21.5% compared to last year’s gross profit of $6,773,000, with the Style 365 charge reducing gross profit last year by $1,492,000. Gross profit expressed as a percentage of net sales was 31.5% for the first quarter this year compared to 26.4% for the same time last year. The Style 365 charge recorded during last year’s first quarter reduced gross profit expressed as a percentage of net sales by 5.8 percentage points for that quarter.

Commenting on the results for the quarter, Mr. Tulin said  "We are pleased to report higher net sales and net income for our first quarter during what was still a sluggish retail environment. Net sales for our personal leather goods were very strong during the quarter, which offset decreases in our jewelry and belt businesses, both of which had relatively strong first quarters last year.”

Mr. Tulin continued, “Like many others in our industry, we continue to be challenged by rising costs across our supply chain which have begun to impact our margins. We have been partnering closely with our vendors to develop creative strategies for mitigating some of those increases, as well as exploring alternative sources for the Company’s merchandise. In the meantime, we recognize the importance of maintaining tight control over operating expenses and keeping our balance sheet strong.”

SWANK, INC., MAY 10, 2011 - PAGE 2

First Quarter Results

Our net sales during the quarter ended March 31, 2011 increased $429,000 or 1.7% to $26,084,000 compared to $25,655,000 for the corresponding period in 2010.  The increase was mainly due to higher net sales of our small leather goods, offset in part by decreases in our men’s jewelry and belt merchandise.

Gross profit during the quarter of $8,229,000 increased by $1,456,000 or 21.5% compared to last year’s $6,773,000.  As discussed above, gross profit for the quarter ended March 31, 2010 reflects a pretax charge of $1,492,000 associated with the termination of the Company’s relationship with Style 365.  Gross profit expressed as a percentage of net sales increased to 31.5% from 26.4% last year with the Style 365 charge reducing gross profit as a percentage of net sales by 5.8 percentage points for the quarter ended March 31, 2010. The increase in gross profit expressed as a percentage of net sales was due mainly to the Style 365 charge recorded last year offset in part by a reduction in merchandise markup resulting in part from a less favorable sales mix relative to last year and by higher royalty expense.

Selling and administrative expenses during the quarter decreased $197,000 or 2.4% to $8,153,000 or 31.3% of net sales at March 31, 2011 from $8,350,000 or 32.5% of net sales at March 31, 2010.

Selling expenses during the current quarter decreased $126,000 or 2.0% to $6,250,000 compared to $6,376,000 for the quarter ended March 31, 2010, and, expressed as a percentage of net sales, were 24.0% this year compared to 24.9% last year.  The decrease was due mainly to decreases in trade show costs, severance, travel costs, in-store sales support, sales-related advertising and freight, as well as the elimination of costs associated with our former Style 365 women’s accessories division which was terminated during last year’s first quarter.  These reductions were partially offset by increases in certain warehouse and distribution costs, sales compensation, outside labor, property taxes and utilities.

Administrative expenses decreased $71,000 or 3.6% during the quarter ended March 31, 2011 to $1,903,000 compared to $1,974,000 last year.  Administrative expenses as a percentage of net sales were 7.3% and 7.7% for the quarters ended March 31, 2011 and 2010, respectively.  A decrease in bad debt expense was partially offset by increases in compensation expense.

Interest expense decreased by $20,000 or 32.3% during the quarter ended March 31, 2011 compared to the corresponding period last year. The decrease was due to a reduction in average borrowings. Average borrowings under our revolving credit agreement during this year’s first quarter fell $2,501,000 or 60.9% compared to the same period last year.  The decrease was due to a significant increase in cash collections relative to the same time last year offset in part by an increase in inventory investment.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

*   *   *   *   *
Swank designs and markets men's jewelry, belts and personal leather goods.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, "Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

*   *   *   *   *

SWANK, INC., MAY 10, 2011 - PAGE 3

SWANK, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 26,084	$ 25,655

Cost of goods sold	17,855	17,390

Costs associated with termination of Style 365 agreement	-	1,492

Total cost of goods sold	17,855	18,882

Gross profit	8,229	6,773

Selling and administrative expenses	8,153	8,350

Income (loss) from operations	76	(1,577)

Interest expense	42	62

Income (loss) from operations before income taxes	34	(1,639)

Provision (benefit) for income taxes	2	(1,182)

Net income (loss)	$ 32	$ (457)

Share and per share information:
Basic and fully diluted net income (loss) per weighted average common share outstanding	$ .01	$ (.08)
Basic and fully diluted weighted average common shares outstanding	5,623,511	5,669,735

SWANK, INC., MAY 10, 2011 - PAGE 4

 SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share and per share data)

	(Unaudited) March 31, 2011		December 31, 2010
ASSETS
Current:
Cash and cash equivalents		$ 339		$ 3,235
Accounts receivable, less allowances
of $6,000 and $7,798 respectively		16,958		20,214
Inventories, net:
Work in process	808		773
Finished goods	23,848		21,848
		24,656		22,621
Deferred taxes, current		2,713		2,713
Prepaid expenses and other current assets		1,589		1,150

Total current assets		46,255		49,933

Property, plant and equipment, net of
accumulated depreciation		1,066		1,132
Deferred taxes, noncurrent		2,118		2,118
Other assets		2,855		2,905

Total assets		$ 52,294		$ 56,088

LIABILITIES
Current:
Note payable to bank		$ 4,830		$ 5,287
Current portion of long-term obligations		703		711
Accounts payable		3,175		4,151
Accrued employee compensation		711		1,748
Accrued royalties		963		1,583
Income taxes payable		114		761
Other current liabilities		1,344		1,572

Total current liabilities		11,840		15,813

Long-term obligations		6,683		6,584

Total liabilities		18,523		22,397

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 300,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,429,095 shares		642		642
Capital in excess of par value		2,668		2,605
Retained earnings		33,462		33,430
Accumulated other comprehensive (loss), net of tax		(696)		(696)
Treasury stock, at cost, 805,607 and 800,350 shares, respectively		(2,305)		(2,290)

Total stockholders' equity		33,771		33,691

Total liabilities and stockholders' equity		$ 52,294		$ 56,088